Exhibit 10.5

August 16, 2018

Adam Kozak

Via e-mail

Dear Adam,

It is a pleasure to confirm our conditional offer of employment with TerrAscend Corp. (the “Company”), as Chief Financial Officer, reporting to the President & CEO and Board of Directors. You will work out of the Company’s Facility at 3610 Mavis Road, Mississauga, ON.

Further to the negotiation between you and the Company, this agreement (the “Agreement”) shall set forth our mutual understanding regarding your employment with the Company pursuant to the mutual covenants and agreements contained below (the receipt and adequacy of which are acknowledged).

1.	Definitions

The capitalized defined terms shall have the meanings given to them in Schedule “A”.

2.	Compensation

You will receive an annual base salary of $190,000 (the “Annual Salary”), less all required deductions. In the event that your salary changes during the course of your employment, your most current salary shall be deemed to be the Annual Salary for the purpose of this Agreement. You understand and agree that the Annual Salary compensates you for all hours worked.

For business purposes and the performance of your duties, your cell number will be ported to the Company Plan. Your use of the cell phone, laptop and any other provided hardware will be subject to and in accordance with Company policies in effect from time to time.

3.	Stock Options/Bonus Plan

The Company will issue you 190,000 employment stock options at the exercise price as determined by the rules and regulations of the Canadian Securities Exchange or any other exchange that the Company is listed on, in accordance with the Company’s Stock Option Plan. The employment stock options shall vest annually over three years with the initial tranche to vest on the first anniversary of your employment with TerrAscend and shall expire five years from the date of issuance.

If a change of control event occurs after the first anniversary of this agreement, as change of control is defined in the Employment Stock Option Plan dated March 8, 2017, the Optionee’s remaining unvested Options shall all vest immediately.

The issuance of Company stock options shall be subject to the terms and conditions of the Company Option Plan at the Company’s sole discretion, as determined by the Board of Directors in accordance with the terms and conditions of these plans, as they may be amended from time to time.

4.	Position and Key Responsibilities

You will assume the position of Chief Financial Officer and be responsible for the following:

•	Together with the CEO, develop and recommend to the Board an annual operating plan and financial budget that supports the Corporation’s long-term strategy;

•	Create, coordinate, and evaluate the financial controls and supporting information systems of the Corporation;

•	Together with the CEO, approve and coordinate changes and improvements to disclosure controls and procedures and internal control over financial reporting;

•	Ensure that effective internal controls are in place and take steps to enhance, where necessary, the internal control systems within the Corporation;

•	Keep management and the Board aware of the financial position and financial development of the Corporation;

•	Develop appropriate key performance indicators to monitor and drive the financial performance of the Corporation;

•	Ensure proper training of all personnel working on financial, accounting, audit or fiscal matters;

•	Oversee and monitor the Corporation’s financial position, banking and financing activities and capital;

•	Economic forecasting and modelling;

•	Ensure both a successful M&A initiative and increased shareholder value before, during and after a deal;

•	Structure and monitor the respect of banking and financial covenants and hedging arrangements, as applicable;

•	Lead the strategic execution of the transaction to realize improved shareholder value;

•	Ensure the adequacy of the Corporation’s insurance coverage;

•	Oversee and monitor effective tax strategies and compliance for the Corporation;

•	Oversee and monitor information technology, leaseholds and procurement;

•	Review and approve, in consultation with the CEO/Board, the Corporation’s annual and interim earnings releases, financial statements and management discussion and analysis;

•	Certify documents as required under securities laws;

•	Coordinate the annual audit (and any special or non-recurring audit) with the Corporation’s external auditors;

•	Coordinate the review, and liaise with the external auditors as required, of all financial information disclosed in any offering documents of the Corporation;

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•	Oversee the Corporation’s processes for identifying, assessing and managing the principal risks of the Corporation’s business;

•	Assist the Corporation’s Audit Committee in performing its duties required under the applicable securities laws;

•	Attend meetings of the Board and its Committees and present the financial information necessary or relevant to the Board or such Committee for discharging its duties;

•	Ensure the information communicated to the public fairly portrays the position of the Corporation;

•	Represent the Corporation in a way that enhances and maintains the Corporation’s reputation;

•	Establish and maintain lines of communications with the investor community and partner with Director of Communications to ensure the dissemination of the Corporation’s press releases, annual report, communications with analysts and the media and investor relations; and

•	Perform other functions related to the office of the CFO or as may be reasonably requested by the Corporation’s CEO or Board.

Your job duties and reporting may change from time to time at the discretion of the Company. You may also be asked to assist with initiatives for the Company and/or any of its related companies. You understand and agree that a change in your job duties or reporting structure does not constitute a fundamental alteration to your employment or to this Agreement.

5.	Term

Your employment with the Company in this position will commence on August 27, 2018 and will continue indefinitely until it is terminated in accordance with the terms set forth in this Agreement.

6.	Background Check.

This offer of employment with the Company is conditional upon completion of a satisfactory background check, which may include (but is not limited to) a criminal record check and a reference check. By signing this agreement, you are providing the Company with your written consent to undertake this background check, and you agree to complete any additional documents required in order for the Company to undertake this background check.

Furthermore, you understand and agree that this offer of employment may be rescinded or your employment may be terminated immediately in the event that you do not complete any documents needed to conduct this background check, or where the results of this background check are not satisfactory to the Company at its sole discretion.

7.	Hours of Work

The normal work week shall be forty (40) hours Monday to Friday. You will however be required to work such additional or alternative hours as may be required from time to time to fulfil the responsibilities of the position. You understand and agree that the Annual Salary compensates you for all hours worked.

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8.	Standard Operating Procedures and Policies

It is a term and condition of your employment with the Company that you agree to comply with the policies and procedures of the Company, including but not limited to those set out in Company’s Standard Operating Procedures, as may be amended from time to time by the Company in its absolute discretion. Should there be any discrepancy or inconsistency between the terms of the Standard Operating Procedures and this Agreement, the terms of this Agreement shall govern.

It is a term and condition of your employment that you shall fully and faithfully serve the Company and use your best efforts to promote the interests of the Company. During the course of your employment, you agree that you will devote your full time and energy to the Company and that you will not, directly or indirectly, render services to any other employer or organization other than services with regard to charitable or community service organizations, provided such activities do not interfere with your obligations under this Agreement.

You understand and agree that the Company has the right to implement discipline short of termination, including verbal or written warning and suspensions with or without pay, as determined necessary by the Company in its sole discretion and that the implementation of such discipline does not constitute a termination of employment under this Agreement.

9.	Benefits

You will be eligible to enroll in the Group Benefits’ Plan from start of your tenure. Entitlement to and eligibility for benefits will be determined in accordance with the plan documents as they may be adopted or amended from time to time at the Company’s sole discretion. The Company’s sole obligation in respect of your benefits is the payment of premiums associated with this benefit coverage. A copy of our benefit plan booklet will be provided for your reference.

10.	Reimbursement

The Company will reimburse you the cost of eligible expenses which are incurred for business purposes. The Company reserves the right to deny any expense claim for expenses not incurred for work-related purposes. Expenses must be submitted monthly, with appropriate documentation, in accordance with the Company’s Expense Reimbursement Policy. This includes reimbursement for Professional Dues up to a maximum amount to be discussed and agreed upon.

11.	Vacation

You are eligible for four (4) weeks of vacation per calendar year, prorated for partial years of employment. Time off will be at a mutually convenient time for the Company and the employee and must be requested at least 2 weeks in advance of the requested days off. You will only be allowed to carry forward any unused vacation time into the next year to the extent same is permitted by the Company’s policies.

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12.	Confidentiality

It is a condition of your employment that you agree to the Company’s Confidentiality and Invention Agreement and the Company’s Code of Conduct (the “Code”), copies of which are attached. The obligations set out in the Company’s Confidentiality and Invention Agreement and the Code shall survive and remain in effect notwithstanding the termination of your employment for any reason or any finding that your employment with the Company has been terminated, unlawfully or otherwise.

13.	Termination

(a)	Probationary Period

The first ninety (90) calendar days of your employment shall be considered a probationary period (the “Probationary Period”), during which time your employment may be terminated by the Company for any reason whatsoever, without any notice of termination or pay in lieu thereof. If the Company terminates your employment during the Probationary Period, you shall only receive payment of any unpaid compensation up to the date of termination and payment of accrued but unpaid vacation pay, if any, earned by you prior to the date of termination.

(b)	Termination for Cause

The Company has the right, at any time, to terminate your employment under this Agreement for cause, in which case you shall have no entitlement to any notice, pay in lieu thereof or severance, save and except for where required by ESA. For greater certainty “cause” may include, but is not limited to, unsatisfactory performance, material breach of duties under this Agreement, including the Standard Operating Procedures and Policies, dishonesty, insubordination and misconduct.

(c)	Termination without Cause

In the absence of cause, the Company may, at its sole discretion terminate your employment, and in such event the Company’s sole obligations shall be:

(i)	to pay to you any compensation and accrued vacation pay, if any, that shall have been earned by you as of the date of termination but not yet paid;

(ii)	to continue to make its premium contributions on your behalf so as to provide for your participation in the Company’s group benefit plans in which you participated immediately prior to termination, where required to do.so under the ESA and for such minimum amount of time as required under the ESA; and

(iii)	to provide you with the greater of:

(A)	Five (5) months of notice, plus an additional month of notice for each completed year of service to a maximum of twelve (12) months of notice and continue to pay its premiums described in paragraph 9. The Company may in its sole discretion provide you with all or part of this notice as pay in lieu of notice (calculated based on your total compensation), provided that you shall always receive pay in lieu of notice at least equal to one week’s Annual Compensation more than your minimum entitlements to severance, if any, owing under the ESA; or

(B)	such minimum working notice of termination, or pay in lieu thereof, and severance pay (if applicable) to which you are entitled under the ESA.

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The Company shall have no obligation to provide you with the pay in lieu of notice described in paragraph 13(c)(iii)(A) above until you execute and deliver to the Company a release in the form attached hereto as Schedule “B”. Should you elect not to execute and deliver such release, you shall only be entitled to receive such minimum notice of termination or pay in lieu of notice, and severance pay, if applicable, to which you are entitled pursuant to the ESA, as amended from time to time.

You understand and agree that the termination entitlements set out in this Section shall satisfy any and all entitlements you may have under statute or common law to notice of termination of your employment, or pay in lieu thereof, and severance pay. Further, you understand and agree that this provision shall apply to you throughout your employment with the Company, regardless of its duration or any changes to your position, reporting relationship, title or compensation.

(d)	Resignation

You may resign from your employment at any time and for any reason upon providing the Company with eight (8) weeks’ notice in writing of your resignation. The Company may waive the requirement that you work all or part of the notice of resignation period provided by you. You acknowledge the Company will suffer damages by your failure to provide at least the notice as required herein.

(e)	Change of Control

Notwithstanding anything contained in this Agreement, in lieu of and not in addition to the payments and benefits provided for in this termination section, and your employment is terminated without cause by the Company within twelve months of a Change of Control Transaction, you shall be entitled to the amounts owing under sections 13(c)(i) and 13(c)(ii) as well as a lump sum payment of an amount equivalent to eight (8) months of your Total Compensation, less applicable deductions. The company will continue to pay its premiums for the Company’s Group Benefits Plan. The Company shall have no obligation to provide you with the lump sum payment described in this paragraph until you execute and deliver to the Company a release in the form attached hereto as Schedule “B”. Should you elect not to execute and deliver such release, you shall only be entitled to receive such minimum notice of termination or pay in lieu of notice, and severance pay, if applicable, to which you are entitled pursuant to the ESA, as amended from time to time.

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(f)	Stock Option Plans Upon Termination

Subject to the terms of the Terrascend Corp. Stock Option Plan, the following provisions shall apply to options to purchase shares of the Company granted to the employee:

1.	Unvested options: options that have not vested as of the date of termination shall immediately lapse and be of no further force or effect.

2.	Vested but unexercised options: options that have vested and have not been exercised as of the date of termination must be exercised the earlier of (i) the expiry date of such option or (ii) the date which is ninety (90) days from the date of termination, failing which the options shall be of no further force or effect.

For clarity, the date of termination referenced above shall be considered to be the last day of your active employment with the Company whether such day is selected by you, on agreement with you or unilaterally by the Company, and regardless of whether advance notice of termination was provided to you. Save and except where required by the Ontario Employment Standards Act, 2000, no period of notice that is given or ought to have been given under this agreement or applicable law in respect of such termination of employment that extends beyond the last day of active employment with the Company will be utilized in determining any entitlement to stock options provided by the Company, including the date of vesting or the date such options may be exercised.

14.	Non-Competition

You shall not, during the term of this Agreement and for a six-month period following the cessation of your employment, regardless of the reason for the cessation of employment, on your own behalf or on behalf of any Entity, whether directly or indirectly, in any capacity whatsoever:

(a)	carry on or be engaged in or have any financial or other interest in or be otherwise involved in any endeavour, activity or business: (i) in a capacity which relates to the Business; and (ii) which is associated with, or for the benefit of, any Competitor in the Territory; or

(b)	carry on or be engaged in or have any financial or other interest in or be otherwise involved in any endeavour, activity or business which is competitive with the Business in the Territory.

You shall, however, not be in default of this provision by virtue of holding, strictly for portfolio purposes and as a passive investor, no more than one percent (1%) of the issued and outstanding shares of or any other interest in, anybody corporate which is listed on any recognized stock exchange, the business of which body corporate is in competition, in whole or in part, with the Company.

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15.	Non-Solicitation

During your employment and for a period of twelve (12) months following the cessation of your employment for any reason, you shall not, on your own behalf or on behalf of or in connection with any other Entity, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever alone through or in connection with any Entity:

(a)	canvass or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any Customer or Prospective Customer for any purpose which is competitive with the Business;

(b)	employ, engage, offer employment or engagement to or solicit the employment or engagement of or otherwise entice away from the employment or engagement of the Company or any of its affiliates, any individual who is employed or engaged by the Company and worked directly with you (regardless of the reporting relationship}during the twelve (12) months period prior to your termination date, whether or not such individual would commit any breach of his/her contract or terms of employment or engagement by leaving the employ or the engagement of the Company; or

(c)	procure or assist any Entity to employ, engage, offer employment or engagement or solicit the employment or engagement of any individual who ls employed or engaged by the Company and who worked directly with you (regardless of the reporting relationship) during the twelve (12) months period prior to your termination of employment, or otherwise entice away from the employment or engagement of the Company any such individual.

16.	General

(a)	This Agreement shall inure to the benefit of and shall be binding upon your heirs, executors, administrators, successors and legal representatives, and shall inure to the benefit of and be binding upon the Company and its successors and assigns. You may not assign this Agreement.

(b)	A waiver by you or the Company of any breach under this Agreement shall not constitute a waiver of any further breaches of this Agreement

(c)	This Agreement, together with the Company’s Confidentiality and Invention Agreement and the Code constitute the entire agreement between the Company and you with respect to your employment and supersedes all prior oral or written negotiations and understandings or representations. You acknowledge that the execution of this Agreement has not been induced by, nor do you rely upon or regard as material any representations or writings not specifically included or Incorporated herein. This agreement and the TerrAscend Confidentiality and Invention Agreement referenced herein shall not be altered, modified, amended or terminated unless evidenced in writing by the Company.

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(d)	The Company and the Employee acknowledge that this Agreement is reasonable, valid and enforceable. However, if any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties’ intent that such provision be changed in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

(e)	You acknowledge that you have been given the opportunity to obtain independent legal advice with respect to the nature and consequences of entering into this Agreement. By signing and accepting this Agreement, you acknowledge that the Company has afforded you the opportunity to obtain independent legal advice in respect of this Agreement.

(f)	By your signature below, you acknowledge and agree that any misrepresentation or omission by you regarding your history, skills, experiences and abilities will constitute cause for your immediate dismissal, without notice, pay in lieu of notice, or other obligation. You also represent that you are not bound by any non-competition agreement, non-solicitation agreement or any other agreement that would in any way limit or interfere with you being employed by the Company and performing all of your duties and responsibilities for it to the fullest extent.

Please carefully read and consider this document and its attachments. It is a condition of this offer that you execute and return the attached policies.

We request that you review, initial each page, sign and date below acknowledging your acceptance of the terms outlined in this letter. Retain a copy of this letter for your records and return an original copy to me no later than August 17, 2018.

Adam, we hope that the opportunities we provide and the values we stand for will encourage you to become an integral part of the TerrAscend team. We look forward to working with you.

Sincerely,

/s/ Michael Nashat

Michael Nashat, PharmD RPh
TerrAscend Corp
President and Chief Executive Officer
(855) TERRA-95 ext.101
Mobile: 416-903-8442
Fax: (844) 576-5223

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ACCEPTANCE

By my signature below, I confirm that I have read, understand and agree with the foregoing terms, that I have been afforded a reasonable opportunity to consult with independent legal counsel with respect to the above terms before signing below, and that I sign this Agreement freely and voluntarily and without any pressure, duress or undue influence. I have not relied on any representations, inducements or statements, oral or written, which are not contained in this letter.

AGREED TO:	/s/ Adam Kozak

DATE:	August 16, 2018

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